Exhibit 99.3

MarkWest Energy Partners, L.P.	Contact:	Frank Semple, Chairman, President & CEO
1515 Arapahoe Street		Nancy Buese, Senior VP & CFO
Tower 2, Suite 700		Andy Schroeder, VP Finance & Treasurer
Denver, CO 80202	Phone:	(866) 858-0482
	E-mail:	investorrelations@markwest.com

MarkWest Energy Partners Closes $150 Million

Private Placement of 6.875% Senior Notes Due 2014

DENVER—May 26, 2009—MarkWest Energy Partners, L.P. (NYSE:MWE) and its subsidiary MarkWest Energy Finance Corporation announced today the closing of $150 million of 6.875 percent senior unsecured notes due 2014 at an issue price to yield 12.59 percent to maturity.

The Partnership intends to use the net proceeds of this offering to repay borrowings under its revolving credit facility and ultimately to fund a portion of its 2009 capital program.

Although the terms of the notes are substantially the same as the terms of the Partnership’s outstanding 6.875 percent senior notes due 2014, the notes will be issued under a different indenture and will not be part of the same series.

“We are very pleased to complete a senior notes offering that significantly strengthens our liquidity position,” commented Frank Semple, Chairman, President and Chief Executive Officer.  “We have executed a number of transactions this year to manage our balance sheet and maintain a comfortable cushion around our bank covenants.  Combined with the increase to our revolving credit facility and the two strategic joint ventures we announced, this senior notes offering puts us in a strong position to continue to support our producer customers while providing adequate liquidity for the partnership through the end of 2010.”

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MarkWest Energy Partners, L.P. is a master limited partnership engaged in the gathering, transportation, and processing of natural gas; the transportation, fractionation, marketing, and storage of natural gas liquids; and the gathering and transportation of crude oil. MarkWest has extensive natural gas gathering, processing, and transmission operations in the southwest, Gulf Coast, and northeast regions of the United States, including the Marcellus Shale, and is the largest natural gas processor in the Appalachian region.

This press release includes “forward-looking statements.”  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements.  Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.  The forward-looking statements involve risks and uncertainties that affect our operations, financial performance, and other factors as discussed in our filings with the Securities and Exchange Commission.  Among the factors that could cause results to differ materially are those risks discussed in the periodic reports we file with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2008, and our Quarterly Report on Form 10-Q for the three months ended March 31, 2009, as filed with the SEC.  You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.”  We do not undertake any duty to update any forward-looking statement except as required by law.